As filed with the Securities and Exchange Commission on August 14, 2015
Registration No.  333-160246
Registration No.  333-162255
Registration No.  333-176706
Registration No.  333-183089
Registration No.  333-184728
Registration No.  333-188399
Registration No.  333-190242

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________

Post-Effective Amendment No.1 to Form S-8, Registration No. 333-160246
Post-Effective Amendment No.1 to Form S-8, Registration No. 333-162255
Post-Effective Amendment No.1 to Form S-8, Registration No. 333-176706
Post-Effective Amendment No.1 to Form S-8, Registration No. 333-183089
Post-Effective Amendment No.1 to Form S-8, Registration No. 333-184728
Post-Effective Amendment No.1 to Form S-8, Registration No. 333-188399
Post-Effective Amendment No.1 to Form S-8, Registration No. 333-190242
_____________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
______________________________
CSR plc
(Exact name of Registrant as Specified in Its Charter)
England and Wales (State or other jurisdiction of incorporation or organization)	98-0616631 (IRS Employer Identification No.)
________________________________________________________
Churchill House, Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, England
(Address of Principal Executive Offices) (Zip Code)
________________________________________________________

CSR plc Share Option Plan
CSR Share Award Plan
CSR plc SAYE Scheme
CSR plc Global Share Option Plan
SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan
Centrality Communications, Inc. 1999 Stock Plan
TrueSpan Incorporated 2004 Stock Incentive Plan
SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan
CSR plc Employee Share Purchase Plan
Zoran Corporation 2005 Equity Incentive Plan
Zoran Corporation 2005 Outside Directors Equity Plan
Zoran Corporation 2000 Nonstatutory Stock Option Plan
Zoran Corporation 1995 Outside Directors Stock Option Plan
Zoran Corporation 1993 Stock Option Plan
Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group
Oak Technology, Inc. 1994 Stock Option Plan
Microtune, Inc. 2010 Stock Plan
Amended and Restated Microtune, Inc. 2000 Stock Plan
Amended and Restated CSR plc Employee Share Purchase Plan
CSR plc 2011 Equity Incentive Plan
CSR plc Global Share Purchase Plan
CSR plc 2011 Executive Incentive Plan
CSR plc 2013 Long-Term Incentive Plan

________________________________________________________
(Full titles of plan)
________________________________________________________
National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, NY 10001
United States of America
Tel: (609) 716-0300
________________________________________________________
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William Underhill Slaughter and May One Bunhill Row London EC1Y 8YY United Kingdom Telephone: (44) 20 7600 1200	Brett Gladden CSR plc Churchill House, Cambridge Business Park Cowley Road, Cambridge CB4 0WZ United Kingdom Telephone: (44) 1223 692000	David K. Lakhdhir Paul, Weiss, Rifkind, Wharton & Garrison LLP Alder Castle, 10 Noble Street London EC2V 7JU United Kingdom Telephone: (44) 20 7367 1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒ Non-accelerated filer (do not check if a smaller reporting company) ☐	Accelerated filer ☐ Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) are being filed by CSR plc (the “Company”) to deregister any unissued securities previously registered under the following registration statements on Form S-8 filed by the Company (collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of ordinary shares of the Company offered under certain employee and equity plans and agreements (each, a “Plan” and collectively, the “Plans”) and issuable under the Plans and to terminate the Registration Statements.
—	CSR plc Share Option Plan (Registration No. 333-160246 and Registration No. 333-188399)
—	CSR Share Award Plan (Registration No. 333-160246, Registration No. 333-183089 and Registration No. 333-188399)
—	CSR plc SAYE Scheme (Registration No. 333-160246)
—	CSR plc Global Share Option Plan (Registration No. 333-160246)
—	SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan (Registration No. 333-160246)
—	Centrality Communications, Inc. 1999 Stock Plan (Registration No. 333-160246)
—	TrueSpan Incorporated 2004 Stock Incentive Plan (Registration No. 333-160246)
—	SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan (Registration No. 333-160246)
—	CSR plc Employee Share Purchase Plan (Registration No. 333-162255)
—	Zoran Corporation 2005 Equity Incentive Plan (Registration No. 333-176706)
—	Zoran Corporation 2005 Outside Directors Equity Plan (Registration No. 333-176706)
—	Zoran Corporation 2000 Nonstatutory Stock Option Plan (Registration No. 333-176706)
—	Zoran Corporation 1995 Outside Directors Stock Option Plan (Registration No. 333-176706)
—	Zoran Corporation 1993 Stock Option Plan (Registration No. 333-176706)
—	Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group (Registration No. 333-176706)
—	Oak Technology, Inc. 1994 Stock Option Plan (Registration No. 333-176706)
—	Microtune, Inc. 2010 Stock Plan (Registration No. 333-176706)
—	Amended and Restated Microtune, Inc. 2000 Stock Plan (Registration No. 333-176706)
—	Amended and Restated CSR plc Employee Share Purchase Plan (Registration No. 333-183089 and Registration No. 333-188399)
—	CSR plc 2011 Equity Incentive Plan (Registration No. 333-183089)
—	CSR plc Global Share Purchase Plan (Registration No. 333-184728)
—	CSR plc 2011 Executive Incentive Plan (Registration No. 333-188399)
—	CSR plc 2013 Long-Term Incentive Plan (Registration No. 333-190242)

As previously disclosed by the Company, in October 2014, the Company’s board and the board of Qualcomm Incorporated (“Qualcomm”) announced that they had reached an agreement regarding the terms of a recommended cash offer to acquire the Company, whereby Qualcomm Global Trading Pte. Ltd., an indirect wholly owned subsidiary of Qualcomm, would acquire all of the Company’s ordinary shares, by way of a UK Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme”).
The Scheme was approved by the Company’s shareholders in December 2014 and, on August 24, 2015, notification of antitrust clearance was received from MOFCOM, the competition authority in China, which was the final regulatory condition to the acquisition. On August 13, 2015, the UK Court sanctioned the Scheme and approved the associated reduction of capital. Pursuant to the Scheme: (i) the Company’s existing issued ordinary shares were cancelled and extinguished by way of a reduction of capital and (ii) Qualcomm Global Trading Pte. Ltd. acquired newly issued ordinary shares (equivalent to the number of ordinary shares cancelled under the Scheme) paid up out of the reserve arising as a result of the cancellation of the Company’s ordinary shares.
Accordingly, the offerings made under the Registration Statements have been terminated, and the Company hereby terminates the Registration Statements and deregisters any unissued shares previously registered under the Registration Statements and issuable under the Plans.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on August 13, 2015.

CSR plc

By:	/s/ Will Gardiner
Name:	Will Gardiner
Title: Date:	Chief Financial Officer August 13, 2015

Pursuant to the requirements of the Securities Act of 1933, as amended, the Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities indicated on August 13, 2015.

Name	Title(s)

/s/ Ron Mackintosh /	Chairman (non-executive) of the Board of Directors
Ron Mackintosh

/s/ Joep van Beurden	Chief Executive Officer and Director
Joep van Beurden	(Principal Executive Officer)

/s/ Will Gardiner	Chief Financial Officer and Director
Will Gardiner	(Principal Financial Officer and Principal Accounting Officer)

/s/ Christopher Ladas	Operations Director
Christopher Ladas

/s/ Walker Boyd /	Non-Executive Director
Walker Boyd

/s/ Teresa Vega /	Non-Executive Director
Teresa Vega

Non-Executive Director
Levy Gerzberg

Non-Executive Director
Chris Stone

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly registered representative in the United States of CSR plc, has signed the Post-Effective Amendments to the Registration Statements in the city of Palo Alto, state of California, on August 13, 2015.

By:	/s/ Christopher Ladas
Name:	Christopher Ladas
Title:	Operations Director